Exhibit 11

Execution Version

1 November 2017,

as amended and restated effective 19 November 2018

ACIL LUXCO 1, S.A.

ALGONQUIN POWER & UTILITIES CORP.

and

ABENGOA, S.A.

AMENDED AND RESTATED OPTION
AGREEMENT

ATLANTICA YIELD PLC

i

THIS AGREEMENT is made on 19 November 2018, effective as of 16 April 2018 (the “Effective Date”)

BETWEEN:

(1)                                ACIL Luxco 1, S.A., a company incorporated in Luxembourg (registered number R.C.S. Luxembourg B212453) and whose registered office is at 48 Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg (the “Seller”);

(2)                                Algonquin Power & Utilities Corp., a company incorporated under the federal laws of Canada (corporation number 236237-6) and whose registered office is at 354 Davis Road, Suite 100, Oakville, Ontario, Canada, L6J 2X1 (the “Purchaser”)

(3)                                Abengoa, S.A., a public company with limited liability (sociedad anónima), duly incorporated and existing under the laws of Spain, with registered address at Campus Palmas Altas, Calle Energía Solar, 1, Sevilla (Spain), registered with the Mercantile Registry of Sevilla in Volume 5683, Sheet 62, Page SE-1507 and bearer of Spanish tax identification number A 41002288 (the “Seller’s Guarantor” or “Abengoa”).

RECITALS:

(A)                              The Seller, the Purchaser and the Seller’s Guarantor are parties to that certain Sale and Purchase Agreement dated as of 1 November 2017, as amended (the “SPA”), pursuant to which the Seller on the SPA Completion Date sold and transferred to the Purchaser 25,054,315 of the issued ordinary shares of US$0.10 of the Company, representing 25% of the Company’s issued share capital.

(B)                              The Seller granted to the Purchaser an option and right of first refusal with respect to all of the remaining shares of the Company held by the Seller (being 16,503,348 shares and representing approximately 16.47% of the issued share capital of the Company) (the “Remaining Shares”), upon the terms and subject to the conditions set out in that certain Option and Right of First Refusal Agreement dated as of 1 November 2017, among Seller, Purchaser, and Seller’s Guarantor (the “Original Option Agreement”).

(C)                              The Seller, Seller’s Guarantor and Purchaser have agreed to amend and restate the Original Option Agreement in its entirety, effective as of the Effective Date, as set forth herein.

(D)                              Abengoa has agreed to guarantee the performance of the obligations of the Seller hereunder in accordance with the terms set out in Clause 12.1.

IT IS AGREED as follows:

1.                                     INTERPRETATION

1.1                              The definitions and other interpretative provisions set out in Schedule 6 shall apply throughout this Agreement, unless the contrary intention appears.

1.2                              In this Agreement, except where the context otherwise requires, any reference to this Agreement includes a reference to the Schedules, each of which forms part of this Agreement for all purposes.

2.                                     OPTION; SALE AND PURCHASE

Option

2.1                              Pursuant to the terms and subject to the conditions of this Agreement, Seller hereby grants to Purchaser an irrevocable option (the “Option”) to purchase, at a price per Additional Share equal to the Option Exercise Price and on the terms and conditions set forth herein, the following number of Remaining Shares, as specified by Purchaser in the Exercise Notice (the number of shares so elected by Purchaser, the “Additional Shares”):

2.1.1                              all of the Remaining Shares; or

2.1.2                              that number of the Remaining Shares (rounded up to the nearest whole number) representing as of the Completion Date 12.5%, and not less than 12.5%, of the issued and outstanding ordinary shares of US$0.10 of the Company.

2.2                              The term of the Option (the “Option Term”) shall be the period commencing on 1 November 2017 and continuing until (and including) 15 September 2018.

2.3                              The Option may be exercised by Purchaser at any date during the Option Term by providing written notice of exercise (an “Exercise Notice”) that specifies the Additional Shares.

2.4                              Subject to Clause 2.5, the purchase price per Additional Share (the “Option Exercise Price”) payable upon Completion following and as a result of the exercise of the Option shall be equal to one hundred percent (100%) of the volume weighted trading price for Company shares on the NASDAQ exchange for the ten (10) trading day period (the “VWAP Period”) ending three (3) trading days before (and excluding) the Exercise Date (the “AY Market Price”); provided, however, that:

2.4.1                              If the Exercise Date is on or before 30 April 2018, the maximum price to be paid by Purchaser for each Additional Share shall be US$22.00 and the minimum price to be paid by Purchaser for each Additional Share shall be US$20.90; and

2.4.2                              If the Exercise Date is 1 May 2018 or later, the maximum price to be paid by Purchaser for each Additional Share shall be US$23.00 and the minimum price to be paid by Purchaser for each Additional Share shall be US$22.00.

2.5                              In the event of any change in the Company’s capital stock by reason of any split-up, reclassification, recapitalization, combination, exchange or similar occurrence, (a) the term “shares” (whether or not capitalized) shall be deemed to refer to and include such shares as well any shares into which or for which any or all of such shares may be changed or exchanged, and (b) any price expressed herein as a per-share amount shall be adjusted so that the amount for a share, and any shares into which or for which such share may be changed or exchanged shall, in the aggregate, equal such per-share amount as existing prior to such split-up, reclassification, recapitalization, combination, exchange or similar occurrence.

2.6                              The Purchaser, the Seller and Abengoa acknowledge and agree that Purchaser validly exercised the Option with respect to all Remaining Shares by delivery of an Exercise Notice on 17 April 2018 (the “Exercise Date”) with respect to all of the Remaining Shares, and that the Option Exercise Price is US$20.90 per Additional Share, as may be adjusted pursuant to Clause 2.5.

Sale and Purchase

2.7                              The Seller is the legal and beneficial owner of the Remaining Shares and, in the event of the valid exercise by Purchaser of the Option, shall sell and the Purchaser shall purchase the Additional Shares on the basis that they are sold at Completion with Full Title Guarantee and free from any Encumbrance and together with all rights attached to them at Completion or subsequently becoming attached to them.

3.                                     CONSIDERATION

Consideration

The consideration for the sale of the Additional Shares shall be the payment at Completion to the Seller of an amount in cash (the “Consideration”) equal to the product of (a) the number of the Additional Shares, times (b) the Option Exercise Price.

Payment of Consideration

3.1                              The Consideration shall be paid to the Seller by way of cash payments as follows, provided that if requested by Purchaser or Seller, payment of the Consideration shall be effected through a payment agent reasonably satisfactory to Purchaser and Seller:

3.1.1                              First, on behalf of the Seller, to the DOE (or any such other company indicated by the DOE as agreed between the Seller and the DOE), any and all amounts required to be paid to the DOE and such Persons as agreed to the Seller’s reasonable satisfaction, in connection with obtaining the consents referenced in Clauses 4.1.1 and 4.1.2;

3.1.2                              Second, the Holdback Amount shall be retained by Purchaser in accordance with Clause 4.9; and

3.1.3                              Lastly, the outstanding balance of the Consideration (after deducting the amounts set out in Clause 3.1.1 and Clause 3.1.2 above), by electronic transfer to the account of the Seller’s Solicitors (it being understood that the Seller may instruct the Purchaser to pay all or part of such amount to financing parties or other persons in connection with the matters noted in Clause 4.1.3).

Reduction of Consideration

3.2                              The Consideration payable to the Seller pursuant to Clause 3.1 shall be deemed to be reduced by an amount equal to the aggregate amount (if any) paid or owed by the Seller to the Purchaser pursuant to a Claim or alleged Claim.

4.                                     CONDITIONS

Conditions to Completion

4.1                              Completion is conditional on the following Conditions being satisfied, except to the extent waived by Purchaser:

4.1.1                              The Seller or the relevant Group Company obtaining, in respect of the Solana Project, a waiver from the DOE (on such terms which are agreed to the Seller’s reasonable satisfaction) in respect of the change of control provisions set out in the Solana Note Purchase Agreement and the Solana Loan Guaranty Agreement, and all conditions to the effectiveness of the waiver shall have been satisfied.

4.1.2                              The Seller or the relevant Group Company obtaining, in respect of the Mojave Project, a waiver from the DOE (on such terms which are agreed to the Seller’s reasonable satisfaction) in respect of the change of control provisions set out in the Mojave Note Purchase Agreement and the Mojave Loan Guaranty Agreement, and all conditions to the effectiveness of the waiver shall have been satisfied.

4.1.3                              The Seller and Abengoa receiving the consents from any financing parties or other Persons required to enter into this Agreement or to implement the transaction set out in this Agreement including, without limitation, to release any and all Encumbrances over the Additional Shares granted in favour of such financing parties or other Persons.

4.1.4                              The Seller, Abengoa and any Group Company receiving any and all other consents, approvals or waivers of any governmental authority or other third party that are required to be obtained by Seller, Abengoa or any Group Company in connection with the transaction, which shall be in full force and effect, and all conditions thereto shall have been satisfied.

4.1.5                              The Purchaser arranging and causing to be obtained financing from one or more third parties for the purchase of the Additional Shares of a nature, in an amount, and upon terms satisfactory to Purchaser in its sole and absolute discretion (the “Purchaser Financing”).

Waiver

4.2                              The Purchaser may, by written notice to the Seller, waive any of the Conditions in Clause 4.1 (except Condition 4.1.3, which cannot be waived and 4.1.4, which to the extent that any such consents, approvals or waivers are required — cannot be waived) in whole or in part at any time prior to the termination of this Agreement, whether following, on or before the Longstop Date.

Satisfaction of Conditions

4.3                              The Purchaser, the Seller and Abengoa, as applicable, shall use reasonable endeavours to satisfy or procure the satisfaction of each of the Conditions in Clause 4.1 as soon as possible and in any event on or before the Longstop Date.  Abengoa forthwith after execution of this Agreement shall commence soliciting the approvals and releases contemplated in Clause 4.1.1 through 4.1.4.

Notification of satisfaction of Conditions

4.4                              The Seller shall notify the Purchaser of the satisfaction of Conditions in Clauses 4.1.1 through 4.1.4 as soon as possible after any such Condition has been satisfied and in any event within two (2) Business Days of such satisfaction.

4.5                              The Purchaser shall notify the Seller of the satisfaction of Condition 4.1.5 as soon as possible after such Condition has been satisfied and in any event within two (2) Business Days of such satisfaction.

Additional Conditions to Completion — Purchaser

4.6                              Completion is further conditional on the following, except to the extent waived in writing by Purchaser:

4.6.1                              (a) All Fundamental Warranties, and all warranties of Seller’s Guarantor set out in Schedule 5, shall be true and accurate in all material respects (unless such representation or warranty is already qualified by materiality or material adverse effect, in which case it shall be true and correct in all respects) as of the Completion Date, as if made on such date; and (b) all other Seller Warranties shall be true and accurate as of the Completion Date except as would not reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Group.

4.6.2                              Seller and Abengoa shall have complied with the restrictions set out in Clause 5.1.

4.6.3                              Each of the Seller and the Seller’s Guarantor shall have delivered to Purchaser their respective certificate executed on behalf of Seller or Seller’s Guarantor by an authorized officer or representative of Seller or Seller’s Guarantor, as the case may be, dated as of the Completion Date, representing and certifying the matters set forth in Clause 4.6.1 and 4.6.2.

4.6.4                              There shall not have occurred, from the date hereof until the Completion Date, any event or circumstance that has had or would be reasonably likely to have a material adverse effect on (a) the business, assets, liabilities, results of operations or financial condition of the Group, or (b) the ability of Seller or Abengoa to timely perform any of its obligations under this Agreement.

4.6.5                              No governmental authority shall have asserted, in writing or otherwise, that the execution and delivery of this Agreement, or the purchase, sale or transfer of the Additional Shares to Purchaser (or its assignee) hereunder impose on Purchaser, any assignee thereof, the Company or any other Person any obligations, restrictions or requirements under any fair price, moratorium, control-share acquisition, affiliated transaction, mandatory purchase offer, or other takeover or antitakeover statute or regulation, including the City Code on Takeovers and Mergers, or any takeover, antitakeover or similar provision of the constitutional documents of any Group Company.

Additional Conditions to Completion — Seller

4.7                              Completion is further conditional on the following, except to the extent waived in writing by Seller:

4.7.1                              All Purchaser Warranties shall be true and accurate in all material respects (unless such representation or warranty is already qualified by materiality or material adverse effect, in which case it shall be true and correct in all respects) as of the Completion Date, as if made on such date.

4.7.2                              Purchaser shall have delivered to Seller a certificate executed on behalf of Purchaser by an authorized officer or representative of Purchaser, dated as of the Completion Date, representing and certifying the matters set forth in Clause 4.7.1.

Failure to Satisfy Conditions

4.8                              If one or more of the Conditions has not been satisfied and has not been waived (other than the Condition which cannot be waived included in Clause 4.1.3 and Clause 4.1.4, in this latter case to the extent that any such consents, approvals or waivers are required) by the specified Party on or prior to 27 November 2018 (the “Longstop Date”), then the Seller or the Purchaser may terminate this Agreement by written notice to the other Party; provided, however, that a Party shall not have the right to terminate this Agreement pursuant to the foregoing to the extent that the failure of such Condition to be satisfied was a result of such Party’s wilful misconduct or such Party’s breach of or failure to perform any of its covenants, agreements, or obligations under this Agreement.

Holdback for Mexican Obligations

4.9                              The amount of US$40 million (the “Holdback Amount”) shall be retained by Purchaser out of the Consideration as provided in Clause 3.1 and shall not accrue interest.  Upon and following Completion:

4.9.1                              The Mexican Obligations Management Fee shall be due and owing by Purchaser to Seller upon Completion, without further condition or set-off of any kind.  Such amount shall be paid by Purchaser to Seller not more than 45 days following Completion.

4.9.2                              In the event that a bona fide written demand for payment related to the Mexican Obligations is made to any Group Company and, by no later than ten (10) Business Days following written notice to Abengoa of such demand, Abengoa fails to either (a) pay the full amount thereof to the party making such demand, or (b) deliver to the applicable Group Company a Qualified Letter of Credit in favor of such Group Company in an amount at least equal to the amount of such demand, then the amount of such demand shall immediately and irrevocably be deducted from the balance of the Holdback Amount and shall be permanently retained by the Purchaser.

4.9.3                              Subject to Clause 4.9.2 and Clause 4.9.4, the remaining balance of the Holdback Amount will be paid by the Purchaser to the Seller or to such financing parties or other persons as Seller may specify by written notice to Purchaser within ten (10) days after the later to occur of (a) the unconditional release of all Group Companies from all liabilities and obligations with respect to the Mexican Obligations, or (b) January 1, 2019.

4.9.4                              If any amounts of the Holdback Amount are released to Seller or otherwise deducted from the Holdback Amount prior to the Mexican Reconciliation Date pursuant to Clause 4.9.3 or Clause 4.9.2, Seller or Seller’s Guarantor, on behalf of Seller, shall pay the Mexican Obligations Release Fee to Purchaser on the earlier of (a) the release of funds to (or as directed by) Seller pursuant to Clause 4.9.3 or (b) the Mexican Reconciliation Date; provided, that in lieu of such payment, Purchaser shall have the right to set-off the Mexican Obligations Release Fee or any portion thereof against the Holdback Amount.

4.9.5                              Until the earlier of the date on which the balance of the Holdback Amount (a) is paid to Seller, or (b) ceases pursuant to this Clause 4.9 to be payable to Seller, but in no event later than the date one (1) year after Completion, the Purchaser agrees to maintain sufficient liquidity and access to capital at all times (being an amount not less than USD 40,000,000 minus any amounts deducted from the Holdback Amount pursuant to Clause 4.9.2) to permit the Purchaser to promptly pay to the Seller the balance of the Holdback Amount as and when due pursuant to Clause 4.9.3.

5.                                     OPTION TERM AND INTERIM PERIOD COVENANTS

5.1                              During the Option Term and any Interim Period, without the prior written consent of the Purchaser:

5.1.1                              Except pursuant to this Agreement, the Seller shall not give or agree to give any option, right to acquire or call, or in any way dispose of any of the Remaining Shares, other than as required pursuant to an Encumbrance contained in the finance documents entered into by the Seller in the context of the restructuring of the Abengoa group; and

5.1.2                              The Seller shall not create any additional Encumbrance over the Remaining Shares.

Financing

5.2                              The Purchaser undertakes to use reasonable commercial efforts to solicit the Purchaser Financing.  Notwithstanding the foregoing or any other provision of this Agreement, (a) the Purchaser Financing shall not be of a nature such that it is required to be consolidated on the financial statements of Seller or of Abengoa, and shall be without recourse to each of Seller and Abengoa; and (b) unless otherwise agreed by Purchaser in its sole and absolute discretion, the Purchaser Financing shall not be of a nature such that it is required to be consolidated on the financial statements of Algonquin Power & Utilities Corp., and recourse thereon shall be limited to the direct or indirect interests of Purchaser in shares of the Company.

5.3                              The Purchaser and the Seller’s Guarantor will work in good faith to finalize the structure to effect the purchase of the Additional Shares and the Purchaser Financing in a manner which complies with Clause 5.2.

6.                                     TAXATION

Taxation

6.1                              Any payments made by or due by the Purchaser pursuant to Clause 3 above shall be paid free and clear of all Taxation whatsoever save only for any deductions or withholdings required by law.  To the extent that any amounts are so deducted or withheld, the amounts deducted or withheld shall be treated for all purposes of this Agreement as having been paid to Seller.

In the event that any amount that is paid to or as directed by Seller was required by applicable law to have been deducted or withheld and paid to any taxing authority, Seller shall, immediately upon notice thereof from Purchaser or otherwise, remit such amount (together with penalty and interest, if applicable) to the appropriate taxing authority and provide Purchaser prompt written notice and evidence of payment, or return such amount (together with penalty and interest, if applicable) to Purchaser to be remitted to such taxing authority by Purchaser.

7.                                     COMPLETION

Completion Date

7.1                              Completion shall take place on the Completion Date at the offices of the Seller’s Solicitors or at such other place as the Seller and Purchaser shall agree.

Seller’s and Seller’s Guarantor Obligations

7.2                              At Completion, the Seller and the Seller’s Guarantor shall observe and perform all of the provisions of Part 1 of Schedule 2.

Purchaser’s Obligations

7.3                              At Completion, the Purchaser shall observe and perform all of the provisions of Part 2 of Schedule 2.

8.                                     SELLER WARRANTIES AND UNDERTAKINGS

Seller Warranties

8.1                              Subject to the limitations in Clause 9, the Seller warrants to the Purchaser, as at the date of this Agreement and as at the Completion Date, in the terms of the Seller Warranties.

9.                                     SELLER LIMITATIONS ON LIABILITY

Time limits

9.1                              Following Completion, Purchaser shall give written notice to the Seller of any matter or event which may give rise to a Claim as soon as reasonably practicable after the Purchaser becomes aware of such matter or event together with reasonable details of such matter or event then known to the Purchaser; provided, however, that a delay in giving such notice shall not relieve Seller of any liability for such Claim except for the monetary amount by which Seller is prejudiced as a result of such delay.

9.2                              The Seller shall not be liable for any Claim unless the Purchaser gives written notice containing in reasonable detail of the legal and factual basis of the Claim, including the Purchaser’s estimate of the amount of the Claim, to the Seller on or before the date being (a) in the case of any Fundamental Claim, three (3) years from Completion, and (b) in the case of any other Claim, one year from Completion.

9.3                              To the extent that a Claim arises out of a liability which at the time that it is notified to the Seller is contingent only, the Seller shall not be under any obligation to make any payment to the Purchaser until the liability ceases to be contingent.

9.4                              A Claim shall not be enforceable against the Seller and shall be deemed to have been withdrawn, and no new Claim may be made in respect of the facts giving rise to such Claim, unless (a) Seller has confirmed in writing its liability for such Claim, or (b) legal proceedings in respect of such Claim are commenced (by being issued and served):

9.4.1                              within twelve months of such Claim ceasing to be contingent, if the Claim is based upon what, at the time of service of notice of the Claim on the Seller, was a contingent liability; and

9.4.2                              within twelve months of service of notice of the Claim on the Seller with regard to any Claim other than those Claims described in Clause 9.4.1.

Monetary limits

9.5                              The aggregate amount of the liability of the Seller in respect of the aggregate of all Claims under this Agreement shall not exceed in the aggregate, an amount equal to the Consideration; provided, however, that (a) the aggregate amount of the liability of the Seller in respect of the aggregate of all Claims under this Agreement other than Fundamental Claims shall not exceed, in the aggregate, an amount equal to ten percent (10%) of the Consideration, and (b) the aggregate amount of the liability of the Seller in respect of the Mexican Obligations shall not exceed the Holdback Amount. The foregoing shall not limit any claim against Seller under the SPA and shall not be limited by any claim against Seller under the SPA or by any monetary limitations thereon.

Provision of information to the Seller

9.6                              Upon the Purchaser notifying the Seller of a Claim or a matter or event which may lead to a Claim being made, the Purchaser shall give the Seller and its advisers such access as the Seller reasonably requests to the personnel, records and information in the possession of the Purchaser together with the right to examine and copy or photograph such assets, documents, records and information as the Seller reasonably requires.

Information provided by the Seller

9.7                              The Seller expressly disclaims all liability and responsibility for any conclusion, opinion, forecast or evaluation contained within or derived or capable of being derived from (a) any investigation carried out or made by or on behalf of the Purchaser in the course of any due diligence or other enquiry prior to the Parties entering into this Agreement or (b) any other data, document, record or information disclosed by the Seller or any Group Company or any employee, agent or adviser of any of them, to the Purchaser or to any person on behalf of the Purchaser. The Purchaser acknowledges that all information disclosed to it (or any person on behalf of the Purchaser) in the course of due diligence, other than the Due Diligence Reports, was provided by the Company and not by the Seller or by Abengoa and that the Due Diligence Reports were prepared by Abengoa’s advisors on the basis of information provided by the Company.

Mitigation

9.8                              Nothing in this Clause 9 restricts or limits the general obligation at law of each of the Purchaser and the Group Companies to mitigate any loss or damage which it may suffer or incur as a consequence of any breach of any Seller Warranty or any other provision of this Agreement or in relation to any other matter, event or circumstance which gives rise to a Claim.

No liability to third parties

9.9                              No person other than the Purchaser is entitled to make any Claim against the Seller. For the avoidance of doubt the Parties hereby acknowledge and accept that the Seller shall only be liable vis à vis the Purchaser for Claims Against the Seller and not in case for Claims Against the Seller’s Guarantor.

No double recovery

9.10                       The Purchaser agrees that it shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity, from Seller, to the extent that any amount thereof would be duplicative of amounts recovered or obtained by Purchaser in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which give rise to one or more Claims. For this purpose, recovery by the relevant Group Company shall be deemed to be recovery by the Purchaser, in the amount by which such recovery by such Group Company reduces or eliminates the loss suffered by Purchaser.

General

9.11                       This Clause 9 applies notwithstanding any other provision of this Agreement to the contrary and shall not cease to have effect as a consequence of any rescission or termination of any other provisions of this Agreement.

9.12                       The limitations on the liability of the Seller set out in this Clause 9 shall not apply to the extent that the Claim is in respect of the fraud of the Seller.

10.                              PURCHASER WARRANTIES AND UNDERTAKINGS

Purchaser Warranties

10.1                       The Purchaser warrants and represents to the Seller in the terms of the warranties set out in Schedule 4.

Purchaser’s knowledge and information

10.2                       The Purchaser acknowledges that it has been given an opportunity to carry out an investigation into the affairs of each Group Company and warrants to the Seller and the Seller’s Guarantor that none of the officers of the Purchaser has actual knowledge of any matter or thing which, at the date of this Agreement is known by such officer to constitute a breach of any representation or warranty given by the Seller pursuant to this Agreement.

Preservation of information

10.3                       The Purchaser undertakes to the Seller that it shall, and shall procure that its group undertakings shall preserve for a period of at least seven years from Completion all books, records and documents of or relating to the Group existing at Completion.  The Purchaser shall permit and allow and shall procure that its group undertakings shall permit and allow, upon reasonable notice (and in any event on 7 days’ written notice) and during normal business hours, the employees, agents and professional advisers of the Seller access to such books, records and documents and to inspect and make copies of them.

Provision of information to insurers

10.4                       Subject to the following provisions of this Clause, if at any time after the date of this Agreement, the Seller and/or the Seller’s Guarantor wishes to insure against its liabilities in respect of any Claims the Purchaser shall and shall procure that each Group Company shall provide such information in relation to this Agreement and the Group Companies as a prospective insurer or insurance broker may require before effecting the insurance. The Seller and/or the Seller’s Guarantor, as the case may be, shall bear the reasonable costs of the provision of such information. The Purchaser and each Group Company is under no obligation to provide such information if the insurer or insurance broker has failed to undertake to keep such information confidential or the disclosure of such information is prohibited by law or regulation.

11.                              TERMINATION

Effect of termination

11.1                       The termination of this Agreement shall not affect:

11.1.1                       any rights or obligations which have accrued or become due prior to the date of termination; and

11.1.2                       the continued existence and validity of the rights and obligations of the Parties under any provision which is expressly or by implication intended to continue in force after termination (together with those Clauses necessary for their interpretation) including this Clause and Clauses 12, 14, 15 and 16.

12.                              GUARANTEE

Seller’s Guarantor

12.1                       The Seller’s Guarantor unconditionally and irrevocably guarantees to the Purchaser the punctual discharge by the Seller of its obligations under this Agreement (including its liabilities to pay damages, agreed or otherwise under this Agreement).

12.2                       The Seller’s Guarantor warrants to the Purchaser in the terms of the warranties set out in Schedule 5. The provisions of Clause 9 shall apply in respect of all the warranties given by the Seller’s Guarantor under this Clause and for these purposes, references made to “Seller” shall be substituted by “Seller’s Guarantor” and “Claim” shall include a claim by the Purchaser against the Seller’s Guarantor in respect of these warranties.

13.                              MISCELLANEOUS

Announcements

13.1                       Subject to the remaining provisions of this Clause 13.1, no Party shall release any announcement or despatch any announcement or circular, relating to this Agreement or the transactions contemplated hereby, unless the other Party has been given a reasonable opportunity to comment on the content to be included in such announcement or circular.  Nothing in this Clause 13.1 shall prohibit any Party from making any announcement or despatching any circular as required by law or regulation or any regulatory body or the rules of any stock exchange.

13.2                       The Purchaser shall at the Seller’s request use commercially reasonable efforts to obtain and supply such information and reports concerning any Group Company as may be required by the Seller to comply with any applicable law or regulation or the rules of the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores), Madrid Stock Exchange (Bolsa De Madrid), US Securities and Exchange Commission or NASDAQ as to any continuing obligations or circular to be published by the Seller or any announcement required to be made in relation to this Agreement or any matter contemplated by it.

Confidentiality

13.3                       Each Party undertakes to the other that, subject to Clause 13.4, unless the prior written consent of the other Party shall first have been obtained it shall, and shall procure that its officers, employees, advisers and agents shall keep confidential and shall not by failure to exercise due care or otherwise by any act or omission disclose to any person whatever, or use or exploit commercially for its or their own purposes, any of the confidential information of the other Party.  For the purposes of this Clause 13.3, “Confidential Information” is the contents of this Agreement and any other agreement or arrangement contemplated by this Agreement and:

13.3.1                       information of whatever nature concerning the business, finances, assets, liabilities, dealings, transactions, know-how, customers, suppliers, processes or affairs of the other Party, or any of its group undertakings from time to time; and

13.3.2                       any information which is expressly indicated to be confidential in relation to the Party disclosing it (or in relation to any of its group undertakings from time to time),

which any party may from time to time receive or obtain (verbally or in writing or in disk or electronic form) from any other Party as a result of negotiating, entering into, or performing its obligations pursuant to this Agreement and provided that such information concerning the Group in relation to the period before Completion shall not be Confidential Information of the Seller following Completion and such information concerning the Group in relation to the period after Completion shall be Confidential Information of the Purchaser.

13.4                       The consent referred to in Clause 13.3 shall not be required for disclosure by a Party of any Confidential Information:

13.4.1                       to its officers, employees, advisers and agents, in each case, as may be contemplated by this Agreement or, to the extent required to enable such Party to carry out its obligations under this Agreement and who shall in each case be made aware by such Party of its obligations under this Clause and shall be required by such Party to observe the same restrictions on the use of the relevant information as are contained in Clause 13.3, provided that such Party shall be responsible for any violation of Clause 13.3 by any such officer, employee, adviser or agent;

13.4.2                       subject to Clause 13.5, to the extent required by applicable law or by the regulations of any stock exchange or regulatory authority to which such Party is or may become subject or pursuant to any order of court or other competent authority or tribunal;

13.4.3                       to the extent that the relevant Confidential Information is in the public domain otherwise than by breach of this Agreement by any Party;

13.4.4                       which is disclosed to such Party by a third party who is not in breach of any undertaking or duty as to confidentiality whether express or implied;

13.4.5                       which that Party lawfully possessed prior to obtaining it from another, provided that this exception shall not apply to information concerning the Group in relation to the period before Completion;

13.4.6                       to any professional advisers to the disclosing party who are bound to the disclosing party by a duty of confidence which applies to any information disclosed;

13.4.7                       to any financing party or other body or authority for the purposes of obtaining the third party consents contemplated in this Agreement; or

13.4.8                       to the other Party to this Agreement or pursuant to its terms.

13.5                       If a Party becomes required, in circumstances contemplated by Clause 13.4.2, to disclose any information such Party shall (save to the extent prohibited by law) give to the other Party such notice as is practical in the circumstances of such disclosure and shall co-operate with the other Party, having due regard to the other Party’s views, and take such steps as the other Party may reasonably require in order to enable it to mitigate the effects of, or avoid the requirements for, any such disclosure.

No partnership

13.6                       Nothing in the Agreement or in any document referred to in it shall constitute the Parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on either Party any power to bind or impose any obligations to any third parties on the other Party or to pledge the credit of the other Party.

Assignment

13.7                       Subject to Clauses 13.8 and 13.9, no Party may assign its rights under this Agreement.

13.8                       The benefit of this Agreement may be assigned by any Party to its wholly owned subsidiaries provided that:

(A)                              the assignor shall remain liable for its obligations under this Agreement; and

(B)                              if at any time such assignee ceases to be a wholly owned subsidiary of the relevant original contracting party then before it ceases to be so, the original contracting Party and the assignee shall each be under a duty to procure an assignment of the benefit of this Agreement back to the original contracting party.

13.9                       The rights of the Purchaser under this Agreement can be assigned prior to Completion by the Purchaser to:

(A)                          a direct or indirect wholly owned subsidiary of Purchaser,

(B)                          any direct or indirect subsidiary of AAGES, or

(C)                          or any entity jointly held by any of the foregoing,

without prejudice to the obligation of Purchaser to acquire the shares being transferred under this Agreement from the Seller.  No such assignment shall relieve the Purchaser of any of its obligations under this Agreement.

Third party rights

13.10                No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party to this Agreement.

Entire agreement

13.11                Each of the Parties to this Agreement confirms on behalf of itself that this Agreement, together with the SPA and the agreements referenced therein, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

13.12                Each Party confirms on behalf of itself and its group undertakings that:

13.12.1                in entering into this Agreement it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out or referred to in this Agreement; and

13.12.2                in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement are those pursuant to this Agreement and no Party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, or in, this Agreement).

Unenforceable provisions

13.13                If any provision or part of this Agreement is void or unenforceable due to any applicable law, it shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

Effect of Completion

13.14                So far as it remains to be performed this Agreement shall continue in full force and effect after Completion.  The rights and remedies of the Parties shall not be affected by Completion.

Waiver

13.15                The rights and remedies of the Parties shall not be affected by any failure to exercise or delay in exercising any right or remedy or by the giving of any indulgence by any other Party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the Parties.  No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

Variation

13.16                No variation of this Agreement (or any of the documents referred to in it) shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the Parties.  The expression “variation” includes any variation, supplement, deletion or replacement however effected.

Counterparts

13.17                This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts together constitute one instrument.

No set-off, deduction or counterclaim

13.18                Every payment payable by the Purchaser under this Agreement shall be made in full without any set-off or counterclaim howsoever arising and shall be free and clear of, and without deduction of, or withholding for or on account of, any amount which is due and payable by the Seller under this Agreement.

Costs

13.19                The Parties shall pay their own costs in connection with the preparation and negotiation of this Agreement and any matter contemplated by it.

Language

13.20                This Agreement was negotiated in English and, to be valid, all certificates, notices, communications and other documents made in connection with it shall be in English.  If all or any part of this Agreement or any such certificate, notice, communication or other document is for any reason translated into any language other than English the English text shall prevail.  Each of the Parties understands English and is content for all communications relating to this Agreement to be served on it in English.

14.                              NOTICES

14.1                       A notice (including any approval, consent or other communication) in connection with this Agreement and the documents referred to in it:

14.1.1                       must be in writing;

14.1.2                       must be left at or delivered by courier to the address of the addressee or sent by pre-paid recorded delivery (airmail if posted to or from a place outside the country of delivery) to the address of the addressee or sent by facsimile to the facsimile number of the addressee in each case which is specified in this Clause in relation to the Party to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address or facsimile number or marked for the attention of such other person, as the relevant Party may from time to time specify by notice given in accordance with this Clause.

The relevant details of each Party at the date of this Agreement are:

Seller

Address:	48 Boulevard Grande-Duchesse Charlotte
L-1330, Luxembourg
Facsimile:	+352 26 34 36 66
Attention:	Mr. Christian Anders Digemose

With a copy to:

Address:	Manuel Pombo Angulo 20
28050 Madrid
Facsimile:	None
Attention:	Mr. Daniel Alaminos Echarri and Ms. Mercedes Domecq

Seller’s Guarantor

Address:	Manuel Pombo Angulo 20
28050 Madrid
Facsimile:	None
Attention:	Mr. Daniel Alaminos Echarri and Ms. Mercedes Domecq

Purchaser

Address:	354 Davis Road, Suite 100 Oakville, Ontario L6J 2X1, Canada
Facsimile:	(905) 465-4540
Attention:	Chief Executive Officer

14.1.3                       must not be sent by electronic mail.

14.2                       In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with Clause 14.3.

14.3                       Subject to Clause 14.4, a notice is deemed to be received:

14.3.1                       in the case of a notice left at the address of the addressee, upon delivery at that address;

14.3.2                       in the case of a posted letter, on the third day after posting or, if posted to or from a place outside the United Kingdom, the seventh day after posting; and

14.3.3                       in the case of a facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

14.4                       A notice received or deemed to be received in accordance with Clause 14.1 above on a day which is not a Business Day, or after 5pm on any Business Day, shall be deemed to be received on the next following Business Day.

15.                              GOVERNING LAW

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

16.                              DISPUTE RESOLUTION

16.1                       Each Party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

16.2                       Each Party irrevocably waives any right that it may have to object to an action being brought in those courts, to claim that the action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.

16.3                       Regardless of whether the courts of any country other than England have jurisdiction to consider a dispute falling within Clause 16 each Party irrevocably undertakes that it will neither issue nor cause to be issued originating or other process in respect to such a dispute in any jurisdiction other than England.

16.4                       In the event that any Party commences an action in the courts of any country other than England (a “foreign action”), the Party which commenced the foreign action shall indemnify the other Party in respect of any and all costs and liabilities which it has incurred in connection with the foreign action, whether or not those costs and liabilities would be recoverable apart from the provisions of this Clause.

16.5                       Each Party agrees that without preventing any other mode of service, any document in an action (including, a claim form or any other document to be served under the Civil Procedure Rules may be served on any Party by being delivered to or left for that Party at its address for service of notices under Clause 14 and each Party undertakes to maintain such an address at all times in the United Kingdom and to notify the other Parties in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under Clause 14.

IN WITNESS of which the Parties have executed this Agreement on the date first mentioned above.

SIGNED for and on behalf of
ACIL LUXCO 1, S.A.	(Signature of authorised person)
a company incorporated in Luxembourg,
acting by Christian Anders Digemose,
who, in accordance with the laws of that
territory, is acting under the authority of
the Seller

SIGNED BY Ian Robertson and Chris Jarratt
for and on behalf of	(Signature of authorised person)
ALGONQUIN POWER & UTILITIES CORP.

(Signature of authorised person)

SIGNED BY Gonzalo Urquijo and
Joaquín Fernández de Piérola
for and on behalf of	(Signature of authorised person)
ABENGOA, S.A.

(Signature of authorised person)

[Signature page to Amended and Restated Option Agreement]

SCHEDULE 1
DETAILS OF THE COMPANY

Registered number:	08818211

Company status:	public limited company

Registered office:	Great West House (GW1)
Great West Road
Brentford
Middlesex, Greater London
United Kingdom
TW8 9DF

Issued share capital:	US$10,021,726 divided into 100,217,260 shares each with a nominal value of US$0.10

Directors:	Mr Daniel Villalba Vila
Mr Ian Robertson
Mr Christopher Jarratt
Mr Gonzalo Urquijo Fernández de Araoz
Mr Jack Robinson
Mr Robert Dove
Mr Andrea Brentan
Mr Francisco J. Martínez

Secretary (if any):	Ms Irene M. Hernandez

Auditors:	Deloitte LLP

Outstanding charges:	17

SCHEDULE 2

COMPLETION OBLIGATIONS

PART 1

SELLER’S OBLIGATIONS

At Completion, the Seller and/or the Seller’s Guarantor, as applicable, shall deliver or cause to be delivered to the Purchaser or the Company (as applicable):

1.                                     The Seller shall deliver (a) a copy of or extracts from the minutes of a meeting of the directors of the Seller authorising the Seller to enter into and perform its obligations under this Agreement, certified to be a true and complete copy or extract by a director or the secretary of the Seller, and (b) a copy of or extracts from the minutes of a meeting of the directors of Seller’s Guarantor authorising Seller’s Guarantor to enter into and perform its obligations under this Agreement, certified to be a true and complete copy or extract by a director or the secretary of the Seller’s Guarantor.

2.                                     The Seller shall procure that the Additional Shares are credited through the facilities and in accordance with the procedures of DTC to an account or accounts designated by the Purchaser.

3.                                     The Seller or the Seller’s Guarantor, as the case may be, shall deliver all other documents, instruments and security expressly required by this Agreement to be delivered by Seller or Seller’s Guarantor to Purchaser as a condition to Completion.

4.                                     The Seller shall deliver written evidence, acceptable to Purchaser, of the release of the Additional Shares from any and all Encumbrances, prior to or upon payment of the Consideration by Purchaser in the manner provided in the Agreement.

5.                                     The Seller or the Seller’s Guarantor shall deliver the written voluntary resignation of the appointee from the board of directors of the Company appointed by the Seller’s Guarantor, effective at Completion.

6.                                     The Seller shall deliver executed power(s) of attorney in favour of the Purchaser or as it directs in the agreed form, and such duly executed waivers or consents as may be required to give a good title to the Additional Shares to the Purchaser or as it directs and to enable the Purchaser or other such person to be registered as the holder of the Additional Shares  and, pending registration, to exercise all voting and other rights attaching to the Additional Shares.  For avoidance of doubt, such power of attorney shall not be effective until all Encumbrances on the Additional Shares are released and the Completion has occurred.

PART 2

PURCHASER’S OBLIGATIONS

At Completion, the Purchaser shall:

1.                                     Deliver to the Seller a copy of or extracts from the minutes of a meeting of the directors of the Purchaser authorising the Purchaser to enter into and perform its obligations under this Agreement, certified to be a true and complete copy or extract by a director or the secretary of the Purchaser as appropriate.

2.                                     Pay by electronic transfer to the account of the Persons entitled thereto under clause 3.1 the Consideration before 4:00 p.m. on the date of Completion or such later time as the

Seller may agree, which shall constitute a valid discharge of the Purchaser’s obligations under Clause 3.1.

3.                                     If necessary under applicable law, deliver to the Company a statement from any individual who, on completion, will become a registrable person in relation to the Company within the meaning of section 790c of the 2006 Act confirming that person’s required particulars in accordance with section 790M(9) of the 2006 Act.

SCHEDULE 3

SELLER WARRANTIES

1.                                     Title to Remaining Shares

The Seller is the legal and beneficial owner of the Remaining Shares, and will at Completion be entitled to transfer the legal and beneficial title to, the Additional Shares, free from any Encumbrances. None of the Remaining Shares are subject to any trust, instrument, agreement or understanding with respect to any purchase, sale, transfer, repurchase, redemption or voting of any of the Remaining Shares, other than as required pursuant to an Encumbrance contained in the finance documents entered into by the Seller in the context of the restructuring of the Abengoa group, up until the waiver set out in Clause 4.1.3 is obtained.

All of the Remaining Shares, and all shares of the Company sold and transferred by Seller to Purchaser under the SPA, were contributed by an Affiliate of Abengoa to the Seller.

2.                                     Incorporation

The Seller is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

3.                                     Corporate power and authority

The Seller has corporate power and authority to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement and the provisions of this Agreement and any agreement entered into pursuant to the terms of this Agreement, constitute valid and binding obligations on the Seller and are enforceable against the Seller, in accordance with their respective terms.

4.                                     Due authorisation, execution and delivery

The Seller has duly authorised, executed and delivered this Agreement and will, at Completion, have authorised, executed and delivered any agreements to be entered into by Seller pursuant to the terms of this Agreement.

5.                                     No breach

The execution and delivery by the Seller of, and the performance by the Seller of its obligations under, this Agreement and any agreement entered into pursuant to the terms of this Agreement, and the consummation of the transactions contemplated hereby and thereby, will not, at Completion, once the waiver referred to in Clause 4.1.3 is obtained:

5.1                              result in a breach of or conflict with any provision of the constitutional documents of the Seller;

5.2                              result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; or

5.3                              result in a breach of any applicable laws or regulations or of any order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction.

6.                                     Consents

All consents, permissions, authorisations, approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Seller which are necessary or desirable for the Seller to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement in accordance with its terms, will be unconditionally obtained in writing at Completion and have been disclosed in writing to the Purchaser.

7.                                     Proceedings

There are no:

7.1                              outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Seller;

7.2                              lawsuits, actions or proceedings pending or, to the Knowledge of the Seller, threatened against or affecting the Seller; or

7.3                              investigations by any governmental or regulatory body which are pending or threatened against the Seller or any of its group undertakings, so far as the Seller is aware, which, in each case, has or could have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or any other agreements entered into pursuant to the terms of this Agreement.

8.                                     Solvency

No order has been made, petition presented or meeting convened for the winding up of the Seller, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors or shareholders or any other contributors), and there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would justify any such proceedings.

9.                                     No Stamp Duty

The Remaining Shares are held by Seller through Depository Trust Company (“DTC”), DTC has not made an election under section 97A of the Finance Act 1986 that transfers within its clearance service be subject to UK stamp duty or stamp duty reserve tax, and the transfer of the Additional Shares to Purchaser will not be subject to UK stamp duty or stamp duty reserve tax.

10.                              Interests in any Group Company

Other than the Remaining Shares, the Seller does not hold any securities of or other ownership interest in any Group Company, or rights (contingent or non-contingent) to acquire any securities of or other ownership interest in any Group Company.

11.                              Liabilities of Seller and its Affiliates

No Group Company has guaranteed, undertaken to assume (contingently or non-contingently), or provided any security for any obligation or liability of Seller or any of its Affiliates, other than the Mexican Obligations.

12.                              Ethical business practices

The Seller has not violated, nor knowingly permitted any of its representatives to violate, any anti-corruption laws of any applicable jurisdiction in connection with the development or construction of any assets now owned by any Group Company, or otherwise in connection with any Group Company or the business thereof.   Without limiting the foregoing, the Seller has not made or gave, nor knowingly permitted any of its representatives to make or give, any payment or anything of value, directly or indirectly, to any government official to influence his, her, or its decision, or to gain any other advantage, in connection with any assets now owned by any Group Company, or otherwise in connection with any Group Company or the business thereof.

13.                              Brokers’ fees

The Seller has not engaged any finder, broker or other intermediary in connection with the transactions contemplated by this Agreement, to which Purchaser, any of its Affiliates, or any Group Company could be liable.

SCHEDULE 4
PURCHASER WARRANTIES

1.                                     Incorporation

The Purchaser is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.                                     Corporate power and authority

The Purchaser has corporate power and authority to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement and the provisions of this Agreement and any agreement entered into pursuant to the terms of this Agreement, constitute valid and binding obligations on the Purchaser and are enforceable against the Purchaser, in accordance with their respective terms.

3.                                     Due authorisation, execution and delivery

The Purchaser has duly authorised, executed and delivered this Agreement and will, at Completion, have authorised, executed and delivered any agreements to be entered into by Purchaser pursuant to the terms of this Agreement.

4.                                     No breach

The execution and delivery by the Purchaser of, and the performance by the Purchaser of its obligations under, this Agreement and any agreement entered into pursuant to the terms of this Agreement will not:

4.1                              result in a breach of or conflict with any provision of its constitutional documents;

4.2                              result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; or

4.3                              result in a breach of any applicable laws or regulations or of any order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction, in each case as applicable to and binding on Purchaser.

5.                                     Consents

All consents, permissions, authorisations, approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Purchaser which are necessary or desirable for the Purchaser to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement in accordance with its terms, have been unconditionally obtained in writing and have been disclosed in writing to the Seller.

6.                                     Proceedings

There are no:

6.1                              outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Purchaser or any of its Affiliates;

6.2                              lawsuits, actions or proceedings pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser or any of its Affiliates; or

6.3                              investigations by any governmental or regulatory body which are pending or threatened against the Purchaser or any of its group undertakings, so far as the Purchaser is aware, which, in each case, has or could have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or any other agreements entered into pursuant to the terms of this Agreement.

7.                                     Solvency

No order has been made, petition presented or meeting convened for the winding up of the Purchaser or any of its group undertakings, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors or shareholders or any other contributors), and there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would justify any such proceedings.

SCHEDULE 5
SELLER’S GUARANTOR WARRANTIES

1.                                     Incorporation

The Seller’s Guarantor is duly incorporated, duly organised and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.                                     Corporate power and authority

The Seller’s Guarantor has corporate power and authority to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement and the provisions of this Agreement and any agreement entered into pursuant to the terms of this Agreement, constitute valid and binding obligations on the Seller’s Guarantor and are enforceable against the Seller’s Guarantor, in accordance with their respective terms.

3.                                     Due authorisation, execution and delivery

The Seller’s Guarantor has duly authorised, executed and delivered this Agreement and will, at Completion, have authorised, executed and delivered any agreements to be entered into by Seller’s Guarantor pursuant to the terms of this Agreement.

4.                                     No breach

The execution and delivery by the Seller’s Guarantor of, and the performance by the Seller’s Guarantor of its obligations under, this Agreement and any agreement entered into pursuant to the terms of this Agreement will not:

4.1                              result in a breach of or conflict with any provision of its constitutional documents;

4.2                              result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; or

4.3                              result in a breach of any applicable laws or regulations or of any order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction, in each case as applicable to and binding on the Seller’s Guarantor.

5.                                     Consents

All consents, permissions, authorisations, approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Seller’s Guarantor which are necessary or desirable for the Seller’s Guarantor to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement in accordance with its terms, have been unconditionally obtained in writing and have been disclosed in writing to the Purchaser.

6.                                     Proceedings

There are no:

6.1                              outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Seller’s Guarantor or any of its Affiliates;

6.2                              lawsuits, actions or proceedings pending or, to the Knowledge of the Seller’s Guarantor, threatened against or affecting the Seller’s Guarantor or any of its Affiliates; or

6.3                              investigations by any governmental or regulatory body which are pending or threatened against the Seller’s Guarantor or any of its group undertakings, so far as the Seller’s Guarantor is aware, which, in each case, has or could have a material adverse effect on the ability of the Seller’s Guarantor to perform its obligations under this Agreement or any other agreements entered into pursuant to the terms of this Agreement.

7.                                     Solvency

No order has been made, petition presented or meeting convened for the winding up of the Seller’s Guarantor or any of its group undertakings, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors or shareholders or any other contributors), and there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would justify any such proceedings.

8.                                     Interests in any Group Company

Other than the Remaining Shares, neither Seller’s Guarantor nor any of its Affiliates holds any securities of or other ownership interest in any Group Company, or rights (contingent or non-contingent) to acquire any securities of or other ownership interest in any Group Company.

9.                                     Liabilities of Seller’s Guarantor and its Affiliates

No Group Company has guaranteed, undertaken to assume (contingently or non-contingently), or provided any security for any obligation or liability of Seller’s Guarantor or any of its Affiliates, other than the Mexican Obligations.

10.                              Ethical business practices

Neither Seller’s Guarantor nor any of its Affiliates violated, nor knowingly permitted any of its representatives to violate, any anti-corruption laws of any applicable jurisdiction in connection with the development or construction of any assets now owned by any Group Company, or otherwise in connection with any Group Company or the business thereof.   Without limiting the foregoing, neither Seller’s Guarantor nor any of its Affiliates made or gave, nor knowingly permitted any of its representatives to make or give, any payment or anything of value, directly or indirectly, to any government official to influence his, her, or its decision, or to gain any other advantage, in connection with any assets now owned by any Group Company, or otherwise in connection with any Group Company or the business thereof.

11.                              Brokers’ fees

Neither Seller’s Guarantor nor any of its Affiliates nor any Group Company has engaged any finder, broker or other intermediary in connection with the transactions contemplated by this Agreement, to which Purchaser, any of its Affiliates, or any Group Company could be liable.

SCHEDULE 6

DEFINITIONS AND INTERPRETATION

1.                                     In this Agreement each of the following words and expressions shall have the following meanings:

“the 2006 Act” means the Companies Act 2006 to the extent in force at the relevant time;

“AAGES” means Abengoa-Algonquin Global Energy Solutions B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) having its seat in Amsterdam, its address at Strawinskylaan 3127, 8th floor, 1077 ZX  Amsterdam  and registered in the trade register under number 70778906, or any successor thereto.

“Additional Shares” has the meaning given that term in Clause 2.1.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with that Person, with the term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise; provided, however, that, for all purposes of this Agreement: (a) Seller shall be deemed to be an Affiliate of Seller’s Guarantor and all of its Affiliates, and vice versa; and (b) no Group Company shall be deemed to be an Affiliate of Seller or of any of its other Affiliates;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London;

“Claim” (without prejudice to Clauses 13.11 and 13.12) means a Claim Against the Seller or a Claim Against the Seller’s Guarantor, as the case may be:

“Claim Against the Seller” means a claim against the Seller whether in contract or otherwise in respect of any of the Seller Warranties or due to a breach of the Seller’s obligations under or in connection with this Agreement;

“Claim Against the Seller’s Guarantor” means a claim against the Seller’s Guarantor whether in contract or otherwise in respect of any of the Seller’s Guarantor Warranties or due to a breach of the obligations of the Seller’s Guarantor under or in connection with this Agreement;

“Company” means Atlantica Yield plc, a company incorporated in England under the 2006 Act with registered number 08818211 further details of which are set out in Schedule 1;

“Completion” means completion of the sale and purchase of the Additional Shares  in accordance with Clause 7;

“Completion Date” means (a) the later of (i) the fifth (5th) Business Day following notice of satisfaction, or (if capable of waiver) waiver, of all the Conditions (other than Conditions that are capable of being satisfied only at the Completion, provided that such Conditions are satisfied at the Completion) (the “Reference Date”), or (ii) if the Reference Date is more than thirty (30) days prior to the next Company dividend record date following the Reference Date, the first Business Day following such satisfaction or waiver that is not more than thirty (30) days prior to the next Company dividend record date following the Reference Date.  For purposes of the foregoing, Company dividend record dates shall be assumed to be May 31, August 31 and November 30 unless and until a dividend record date different from any of the foregoing dates is established by the Company board of directors; or (b) such other date as the Seller and Purchaser may agree;

“Conditions” means the conditions precedent listed in Clause 4.1, Clause 4.5, and Clause 4.6;

“Confidential Information” has the meaning given to that term in Clause 13.3;

“Consideration” has the meaning given to that term in Clause 3;

“DOE” means the U.S. Department of Energy;

“Due Diligence Reports” means the following (i) the legal due diligence report issued by Herbert Smith Freehills in conjunction with Bourabiat Associes; Hughes & Hughes; Larraín, Rencoret Urzúa; Loyens Loeff; Santamarina Steta; Santivañez Abogados; Manatt, Phels and Phillips, LLP; and Fennemore Craig P.C. dated 21 June 2017; (ii) the technical due diligence report issued by Sargent & Lundy and Altermia dated 13 June 2017; (iii) the tax due diligence report issued by Ernst & Young dated 3 June 2017; and (iv) the financial due diligence report issued by Ernst & Young dated 19 June 2017.

“Encumbrance” means any claim, option, charge (fixed or floating), mortgage, lien, pledge, equity, encumbrance, right to acquire, right of pre-emption, right of first refusal, title retention or any other third party right, or other security interest or any agreement or arrangement having a similar effect or any agreement to create any of the foregoing;

“Exercise Date” has the meaning given to that term in Clause 2.6;

“Exercise Notice” has the meaning given to that term in Clause 2.3;

“FFB” means the Federal Financing Bank, a U.S. government corporation by that name;

“Full Title Guarantee” means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee, provided that section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purpose of this Agreement;

“Fundamental Claim” means a claim against the Seller in respect of any of the Fundamental Warranties;

“Fundamental Warranty” means any of the warranties given by Seller in Clauses 1 through 9 of Schedule 3;

“Group” means the Company and the Subsidiaries;

“Group Company” means any one of the Company and the Subsidiaries;

“Holdback Amount” has the meaning given to that term in Clause 4.9;

“Intercompany Accounts” means all accounts receivable or payable, whether or not due, and any other liabilities, whether liquidated, unliquidated, fixed, contingent, matured, or unmatured, in any case between (a) any Group Company, on the one hand, and (b) Seller or any of its Affiliates, or any of the officers or directors of Seller or any of its Affiliates, on the other hand.

“Interim Period” means the period of time from delivery of an Exercise Notice to the Completion Date;

“Knowledge of Seller” means the actual knowledge of the officers of Seller (with no imputation of the knowledge of any other person) who shall be deemed to have knowledge of such matters as they would have discovered, had they made due and careful inquiry of the matter in question.

“Knowledge of the Seller’s Guarantor” means the actual knowledge of the officers of Seller’s Guarantor (with no imputation of the knowledge of any other person) who shall be deemed to have knowledge of such matters as they would have discovered, had they made due and careful inquiry of the matter in question.

“Mexican Obligations” means any and all guarantees, sureties, and other liability, contingent or otherwise, of any and all Group Companies for or in relation to any liabilities or obligations of Abengoa or any of its Affiliates (or any successor obligor) in relation to any performance or other bonds associated with current or prior Mexican investments of Abengoa or its Affiliates in which such Group Companies hold no financial interest.

“Mexican Obligations Management Fee” means an amount equal to One Million Five Hundred Thousand Dollars (US$1,500,000) payable by Purchaser to Seller in respect of management of the Mexican Obligations.

“Mexican Obligations Release Fee” means an amount equal to 0.00625 times the sum of (a) in respect of each amount deducted from the Holdback Amount pursuant to Clause 4.9.2 prior to the Mexican Reconciliation Date, the product of (x) each such amount deducted, and (y) the number of months by which the date of such deduction of such amount precedes the Mexican Reconciliation Date (prorated for partial months), plus (b) the product of (x) the portion of the Holdback Amount paid by Purchaser to (or as directed by) Seller pursuant to Section 4.9.3, and (y) the number of months (if any) by which the date of such payment precedes the Mexican Reconciliation Date (prorated for partial months).

“Mexican Reconciliation Date” means the date which is six (6) months after the Completion.

“Mojave Loan Guaranty Agreement” means the loan guaranty agreement dated 12 September 2011 (as amended) between Mojave Solar, LLC (USA) and DOE (as guarantor and loan servicer);

“Mojave Note Purchase Agreement” means the note purchase agreement between Mojave Solar, LLC (USA) and FFB dated 12 September 2011;

“Mojave Project” means the 280 MW gross solar electric generation facility located in San Bernardino County, California, U.S.;

“Option Exercise Price” has the meaning given to that term in Clause 2.4;

“Party” or “Parties” means the Seller, the Seller’s Guarantor or/and the Purchaser;

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, organization, entity, unincorporated organization, or governmental authority;

“Purchaser Financing” has the meaning given to that term in Clause 4.1.6;

“Qualified Letter of Credit” means a clean, irrevocable letter of credit acceptable to the Company in its sole discretion, acting reasonably.

“Remaining Shares” has the meaning given to that term in Recital (B);

“Seller Warranties” means the warranties given by the Seller in Schedule 3;

“Solana Loan Guaranty Agreement” means the loan guaranty agreement dated 20 December 2010 (as amended) between Arizona Solar One, LLC (USA) and DOE (as guarantor and loan servicer);

“Solana Note Purchase Agreement” means the note purchase agreement between FFB and Arizona Solar One, LLC (USA) dated 20 December 2010;

“Solana Project” means the 280 MW gross solar electric generation facility located in Maricopa County, Arizona, U.S.;

“SPA Completion Date” means the “Completion Date” under, and as defined in, the SPA;

“Subsidiaries” means the subsidiary companies of the Company (with “subsidiary” having the meaning given to that term in section 1159 of the 2006 Act); and

“Taxation” or “Tax” “ means all forms of taxation, duty, rate, levy or charge or other imposition or withholding in the nature of tax arising whether in the United Kingdom or elsewhere and shall include all fines, interest, surcharges and penalties relating to any tax, duty, rate, charge or other imposition or withholding or levy as hereinbefore mentioned.

2.                                     In this Agreement, words and expressions defined in the 2006 Act shall bear the same meaning as in that act unless expressly stated otherwise.

3.                                     In this Agreement, except where the context otherwise requires:

3.1                              any reference to this Agreement includes the Schedules to it each of which forms part of this Agreement for all purposes;

3.2                              a reference to an enactment, EU instrument or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment, EU instrument or statutory provision and is a reference to that enactment, EU instrument, statutory provision or subordinate legislation as from time to time amended or modified and to any enactment, EU instrument, statutory provision or subordinate legislation that from time to time (with or without modifications) re-enacts, replaces, consolidates, incorporates or reproduces it;

3.3                              words in the singular shall include the plural and vice versa;

3.4                              references to one gender include other genders;

3.5                              a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association, a partnership or to an individual’s executors or administrators;

3.6                              a reference to a Clause, paragraph, Schedule (other than to a schedule to a statutory provision) shall be a reference to a Clause, paragraph, Schedule (as the case may be) of or to this Agreement;

3.7                              if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

3.8                              references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction and references to any English statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction.

3.9                              a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 of the Corporation Tax Act 2010;

3.10                       references to writing shall include any modes of reproducing words in any legible form and shall include email except where expressly stated otherwise;

3.11                       a reference to a balance sheet or profit and loss account shall include a reference to any note forming part of it;

3.12                       a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation”;

3.13                       references to documents “in the agreed terms” or any similar expression shall be to documents agreed between the Parties, annexed to this Agreement and initialled for identification by the Sellers and the Purchaser;

3.14                       the headings in this Agreement are for convenience only and shall not affect its interpretation; and

3.15                       references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.